                                                                   EXHIBIT 10.80

                                                                  EXECUTION COPY


                    _______________________________________

                    SHAREHOLDER INTEREST PURCHASE AGREEMENT


                              Dated 3 March 2000

                                    Between

                            MEC International B.V.

                                      and

                      UPC INTERNATIONAL PARTNERSHIP CV II
                    _______________________________________

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                    SHAREHOLDER INTEREST PURCHASE AGREEMENT



THIS SHAREHOLDER INTEREST PURCHASE AGREEMENT ("Agreement") dated 3 March 2000, by and between:

MEC International B.V., a limited liability company organized under the laws of The Netherlands ("MECI"); and

UPC INTERNATIONAL PARTNERSHIP CV II, a limited partnership established under the laws of the Netherlands Antilles ("UPC").

MECI and UPC are hereinafter jointly referred to as the "Parties" and each of them as a "Party".

                                   RECITALS:


A. Through its indirectly wholly-owned subsidiary I.V.P.C. 4 S.r.l. (ITALIAN VENTO POWER CORPORATION) ("IVPC4") UPC holds or will hold the rights to several wind energy projects totalling an aggregate of 283.1 MW in various locations in the south of Italy and Sardinia.

B. Fifty percent of the quotaholder interest in IVPC4 is held by each of IVPC Energy 5 B.V. ("IEBV5") and IVPC Energy 4 B.V. ("IEBV4"), 100% of the shareholder interests in each of which are held by UPC.

C. The Parties contemplate obtaining senior debt financing for the Project in various stages related to specific sites as follows: Stage A consisting of 99,1 MW; Stage B consisting of 122,7 MW; Stage C consisting of 29,7 MW; and Stage D consisting of 31,68 MW.

D. Pursuant to the terms hereof, the Parties wish to provide for the purchase by MECI of 100% of the shareholder interest in IEBV5 and thereby a fifty percent (50%) interest in IVPC4 and the Project with the remaining fifty percent (50%) interest in IVPC4 being retained directly or indirectly by UPC and Finance Investment Projects S.r.l. ("FIP") through direct investment in IEBV4.

E. The Parties also wish to agree between them certain other matters with respect to the Project.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Parties hereto hereby agree as follows:
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1.   DEFINITIONS, INTERPRETATION AND CONDITIONS PRECEDENT

1.1  Definitions and Interpretation:

     The defined terms and rules of interpretation in Schedule I are hereby incorporated herein.

1.2  Pre -Conditions to MECI's Execution of Agreement.
     MECI's execution of this Agreement is subject to satisfaction of the conditions precedent specified in this Section 1.2, which MECI now acknowledges, by the execution of this Agreement, have been satisfied or waived (subject to Section 1.3 (e) (iii)):

     (a)  Due Diligence

     Satisfactory completion of MECI's due diligence of the Project, IEBV5 and IVPC4.

     (b)  Corporate Approvals.

     Approval of Edison Mission's and Edison International's Board of Directors.

     (c)  Equity Base Case.

     The Equity Base Case for the Project attached hereto as Schedule II, shows a 15.71% IRR to MECI.

     (d)  Quotaholders Agreement.

     Agreement on the form of an IVPC4 Quotaholders Agreement, attached hereto as Schedule III.

     (e) Consulting Services Agreement.

     Agreement on the form of a Consulting Services Agreement attached hereto as
     Schedule IV.

     (f)  Share Transfer

     Agreement on the form of the notarial deed of transfer of shares to effect the transfer of the Interest, to be executed before a Dutch civil law notary (notaris), substantially in the form as attached to this Agreement as Schedule V (the "Notarial Deed").

1.3  Pre-Conditions to Sale and Purchase of the Interest.

     MECI's purchase of the Interest is subject to satisfaction of the following conditions precedent:
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     (a)  Satisfaction or waiver (provided, however, that any waiver shall require the written approval of MECI, such approval not to be unreasonably withheld or delayed) of all the conditions precedent required for Financial Close and funding of Stages A and B as confirmed in writing by the Senior Lender to IVPC4, except for payment into the Disbursement Account of the Equity for Stages A and B.

     (b)  Execution by UPC of the Consulting Services Agreement.

     (c) Delivery by UPC of the following financial statements, audited by Reconta Ernst & Young S.p.A. (as to IVPC4) and Rennie and Co. (as to IEBV5 and UPC) in accordance with Applicable GAAP:

          (i)   IVPC4          1999 Year End
                               (for the avoidance of doubt the audited IVPC4 financial statements for 1999 shall include and incorporate the financial statements of IVPC
                               Puglia S.r.l.);

          (ii)  IEBV5          1999 Year End;

          (iii) UPC            1999 Year End,

          showing, in each case, no material change from the form of the Financial Statements attached hereto as Schedule VI and attesting, in each case, that the audited statements present fairly, in all material respects, (i) the financial position of each company as of the above dates, and (ii) the results of their operations and cash flows for the year 1999 are in conformity with Applicable GAAP.

     (d) Confirmation, satisfactory to MECI that the Banking Base Case is consistent with the audited financial statements for IVPC4 referred to in paragraph (c) above

     (e)  Agreement on the form of the documents attached as Schedules hereto:

          (i) The Parties acknowledge that Schedule I (Definitions and Interpretation), III (Quotaholders Agreement) (except as set out in (iii) below), IV (Consulting Services Agreement), V (Form of Notarial Deed), VIII (Subordinated Loan Agreements), IX (Note and assignment thereof) are in agreed form and that Schedules II (Equity Base Case) (except as set out of 1.3 (f) below), and VII (Garrad Hassan Wind Report) are substantially in agreed form.

          (ii)  MECI acknowledges appropriate delivery of the documents in
                Schedule VI (Financial Statements).

          (iii) UPC acknowledges that agreement on the budget attached as Exhibit C to the Quotaholders Agreement, is subject to MECI's sole discretion (acting reasonably).

     (f) Conformation, satisfactory to MECI, that the fee arrangements between IVPC4 and the Senior Lenders are adequately reflected in the Equity Base Case under the line item referred to as "Front End Fees".


2.   PURCHASE AND SALE, CLOSING AND PURCHASE PAYMENT.

2.1 Subject to Sections 1.2 and 1.3 above, MECI hereby agrees to purchase from UPC, and UPC hereby agrees to sell to MECI, 100% of the legal and beneficial interest in the capital of IEBV5 (the "Interest") in accordance with the provisions of this Agreement.

2.2  Following satisfaction of the last  of the conditions precedent in Section
     1.3 above, the transfer of the Interest shall be perfected by way of a duly executed Notarial Deed and MECI and UPC shall cause IEBV5 and IEBV4, respectively, to execute the Quotaholders Agreement.

2.3 The purchase payment for the Interest shall be Italian lire Ninety Billion, Three Hundred Million (ITL 90,300,000,000), ("Purchase Payment") and shall be paid and adjusted in accordance with the following provisions:

     (a)   Initial Payment.

     Following execution of the Notarial Deed then, subject to the terms of the Permit Side Letter, MECI shall pay UPC an amount equal to 90% of the Purchase Payment multiplied by the ratio (calculated in MWs) which each Stage so ready for funding bears to the Project (the "Initial Payment"), as follows:

     (i) not later than noon on the Business Day preceding the date on which IVPC4 is ready to submit the first Borrower's Drawdown Certificate under the Credit Agreement in respect of a Stage, MECI shall wire on behalf of IEBV4 the following amounts (each of them an "Equity Portion") to the Disbursement Account for the purpose of satisfying IEBV4's obligation under the Credit Agreement to fund its portion of Equity for that Stage:

           ITL 8,532,000,000 for Stage A (or that lower amount, sufficient to complete the equity funding of the portion pertaining to IEBV4, which UPC shall direct in writing to MECI)

           ITL 18,021,500,000 for Stage B

           ITL 3,178,000,000 for Stage C

           ITL 3,290,500,000 for Stage D

           It is expressly agreed and understood by the Parties that in the event the Credit Agreement is amended to reflect a change in the MWs for Stage C and/or Stage D, then the amounts set forth above for the Equity Portion for Stages C and D (and the corresponding Remaining Portions and Final

           Payments (both defined below)) shall be adjusted to reflect the MWs actually financed pursuant to the Credit Agreement.

     (ii) Within three (3) Business Days following receipt of written confirmation from IVPC4 that the amounts included in the first Borrower's Drawdown Certificate for the relevant Stage have been duly received by IVPC4, MECI shall deposit an amount equal to the difference between the relevant Initial Payment and the relevant Equity Portion (the "Remaining Portion") in the UPC Account.

     (iii) if, for any reason, a drawdown does not occur within two (2) Business Days of a Drawdown Date as specified in the relevant first Borrower's Drawdown Certificate, then UPC shall promptly reimburse to MECI any amounts paid by it pursuant to paragraph (i) above in respect of the relevant Stage.

     (b)   Final Payment.

     (i) Within three (3) Business Days of IVPC4 advising MECI of the final outcome of the Regearing Test, MECI may conduct a re-run of the Equity Base Case adjusted to take into account the following:

           (A) the actual starting dates of the commencement of sale of electricity from the turbines;

           (B) the actual start dates of the CIP6/92 incentive periods and the projected end dates of such periods;

           (C) the actual megawatts constructed and accepted under the Construction Contract;

           (D) any reduction in equity cashflows available to MECI resulting from the application by the Agent of Clause 18.2 of the Credit Agreement;

           (E)  the actual timing of MECI's payments pursuant to Clauses 2.3
                (a)(i) and (ii) above;

           (F) any amounts paid or payable by IVPC4 in connection with the provisions of Article 12 of Resolution No. 13/99 of the Authority for the Electricity and Gas plus any increase in revenues provided under CIP6 as compensation for any such amounts and any decrease in costs of interconnection resulting from the implementation of the above Article 12; and

           (G) the projected timing of the making of the Final Payment (as defined below) by MECI to UPC, and the projected amount that results from the adjustments made pursuant to these subsections
                (A) through (G) inclusive (for the avoidance of doubt, this may result from an iterative calculation).

     (ii) Within three (3) Business Days from the completion of the above re-runs, MECI shall present to UPC the results of its re-run of the Equity Base Case (along with an explanation of its application of the adjustments specified in subparagraphs (A) through (G) inclusive above), with a view to agreeing with UPC a revised Equity Base Case (the "Revised Equity Base Case"). Should the Parties fail to reach agreement, the Parties shall defer the final determination of the Revised Equity Base Case (other than in respect of the assumptions under subparagraph (i) (B) above which will be regulated as set forth below) to KPMG, which shall render its decision within ten (10) Business Days.

     (iii) Should the Revised Equity Base Case show an IRR lower than that specified in Section 1.2(c) above, then the remaining 10% of the Purchase Payment shall be reduced to an amount necessary to restore the IRR to the level specified in Section 1.2(c), down to zero if necessary (the "Reduction"). MECI shall pay UPC the full remaining 10% of the Purchase Payment, less any Reduction (the "Final Payment"), within five (5) Business Days from the final determination of the Revised Equity Base Case.

     (iv) In the event that UPC and MECI have different CIP6/92 end date projections pursuant to subsection (i) (B) above, then the Final Payment will initially be calculated using MECI's CIP6/92 end dates. Any difference between the Final Payment amount calculated using UPC's end date assumptions and the Final Payment amount using MECI's end date assumptions will be withheld by MECI pending official confirmation of such end dates. If such confirmation is not given within two (2) years of the calculation date, then such amount will no longer be payable to UPC. If such confirmation is provided within two (2) years of the calculation date, then the relevant amount, compounded at 15.71% per annum, shall be released to UPC within five
           (5) Business Days of such confirmation.

2.4  Put and Call

     If the drawdown for Stages A and B does not occur within thirty (30) days of submittal of the first Borrower's Drawdown Certificate for those Stages, then MECI shall have the option to put the Interest to UPC for an amount equivalent to the payments which MECI has made pursuant to Sections 2.3(a) and 4.0. If MECI does not make the payments under Sections 2.3(a)(i) and 2.3(a)(ii) for Stages A and B, UPC shall have the option to call the Interest from MECI for an amount equivalent to the payments which MECI has made pursuant to Sections 2.3(a)(i) and 2.3(a)(ii) and 4.0.

2.5  Late Payments

     Any payment due under this Section 2.0 which is late shall accrue interest until paid at the rate of EURIBOR + 4% per annum. Any undisputed amounts, or uncontested portions of disputed amounts, shall be paid by the relevant Party in accordance with the provisions hereof.

3.   EQUITY BASE CASE

3.1 The Parties have agreed on an equity base case for the Project (the "Equity Base Case"), attached hereto as Schedule II which is the Banking Base Case with the following assumptions:

     (a) wind forecast equal to Hassan Report (attached hereto as Schedule VII) at Financial Close at a 50% probability of exceedance;

     (b)  period of any Franchigia not deducted from net power production; and

     (c)  the timing of the making of the Purchase Payment as specified in
          Section 2 above.

     Following the application of the above assumptions and limited to the three-year period ending on 31 December 2002, the Equity Base Case shall also assume that the Total Operation Cost of IVPC4 shall not exceed the following amounts:

     ITL 349,300,000 during the year 2000;
     ITL 2,570,500,000 during the year 2001; and ITL 8,145,600,000 during the year 2002.

4.   FUNDING OF SUBORDINATED DEBT FOR IVPC4

     Concurrently with the wiring of funds under subparagraph 2.3 (a) (i) above for each Stage, MECI shall procure, pursuant to the terms of the subordinated loan agreement in the form attached hereto as Schedule VIII (the "IEBV5 Subordinated Loan Agreement") that IEBV5 extends a subordinated loan to IVPC4 for up to 50% of the equity contribution required to be contributed to IVPC4 with respect to such Stage under the Senior Loan. For the avoidance of doubt, the Equity Portion for each Stage paid by MECI under this agreement shall be those amounts lent by IEBV4 to IVPC4 for such Stage pursuant to the IEBV4 Subordinated Loan Agreement.

     The Parties expressly agree that either UPC or MECI may propose alternative arrangements with respect to the subordinated loans documented in their respective subordinated loan agreements and, provided that such proposed arrangements comply with the terms of the Finance Documents (including the obtaining of consents, if any, required thereunder), UPC or MECI may implement said alternative arrangements with the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

5.   NOTE PAYABLE TO PARENT

     Simultaneously with the purchase of the Interest and as part of the consideration paid therefor, UPC shall assign to MECI the promissory note dated 1 March 2000 (the "Note") in the principal amount of USD 2,013,339. The agreed form of both the Note and the assignment thereof being attached hereto as
     Schedule IX.

6.   CERTAIN OTHER MATTERS.

6.1  Development Costs

     (a)  Up to Financial Close

          UPC has been solely responsible for funding all development expenses for the Project through Financial Close, which (together with interest at the rate of EURIBOR plus four percent (4%)) shall be reimbursed from the initial draw of the Senior Loan. To the extent reasonable development expenses have been incurred by other UPC Affiliates, such costs, duly certified by a director of the relevant Affiliate, will be similarly reimbursed at Financial Close.

     (b)  Following Financial Close

          Reasonable development expenses shall be paid out of the proceeds of the Senior Loan based on actual budget (not to exceed the Banking Base Case budget for such expenses).


6.2  AIP Termination Payment

     IVPC4 and IVPC Puglia S.r.l. (a company now merged into IVPC4) previously entered into two Associazione in Partecipazione ("AIP Agreements") with an Affiliate of UPC, IVPC Energy 3 B.V. ("IEBV3"). In order to facilitate financing of the Projects IVPC4 and IEBV3 have terminated the AIP Agreements effective 30 November 1999 (the "AIP Termination Agreements"). The AIP Termination Agreements stipulate that all rights of IEBV3 pursuant to the AIP Agreements are terminated in exchange for IVPC4 making a payment to IEBV3 of ITL 2.94 billion. Said AIP termination payment shall be made not earlier than the First Drawdown, provided the Credit Agreement allows for such payment.

6.3  Construction Support

     MECI shall not have any obligation to provide any credit support with respect to construction of the Project, including for cost overruns.

6.4  Construction Contingency Distribution

     (a) Subject to Section 6.8.2, any Contingent Payments available for distribution shall be allocated and distributed for the benefit of UPC solely, and neither IEBV5 nor MECI shall be entitled to any portion thereof (except for any amounts equal to 50% of any operating cash flows used by IVPC4 to fund any capital costs or the Debt Reserve Account in respect of the release of any Security Interest in the land of the Project sites, which amounts shall be retained by IEBV5 or MECI), provided, however, that there shall be no distribution of a Contingent Payment in an amount equivalent to:

          (i) that claimed by any third party against IVPC4 alleging that the Turnkey Construction Contract was awarded in breach of any European Community Directive concerning public or utilities procurement or applicable legislation implementing the same in Italy for so long as such claim is outstanding; and

          (ii) any claims by any third party against IVPC4 in connection with payments due under the Interconnection Agreements entered into or to be entered into by IVPC4, for so long as such claims are outstanding,

          (each such retained amount a "Retained Contingency Amount").

          For the avoidance of doubt, any Retained Contingency Amount shall be distributable immediately following satisfaction or termination of the above referenced claim(s).

     (b) Any EU Grants awarded to IVPC4 after the date of this Agreement and not included in the Banking Base Case shall be for the benefit of the UPC solely, and neither IEBV5 nor MECI shall be entitled to any portion thereof.

6.5  Management Responsibility

     Following Financial Close, UPC, through its Affiliates, will maintain management control of the Project, and as such will have responsibility for the ordinary activities during the construction, post-construction and operational phases of the Project. UPC's Affiliates will act as construction manager and operations and maintenance manager for the Project in accordance with: (i) the management and O&M contracts agreed with the Senior Lender, and (ii) the budget approved by IVPC4. UPC shall cause Manager to issue quarterly O&M reports for the benefit of MECI.

6.6  Retained Ownership

     (a) UPC and MECI acknowledge that the Quotaholders Agreement attached hereto as Schedule III contains language governing the disposition of the quotas of IVPC4, which language reflects the Parties' intent to restrict subsequent sales of the quotas of IVPC4. UPC and MECI hereby agree to be bound (and to cause each of their affected lower tier companies to be similarly bound) by the terms of the Quotaholders Agreement governing disposition of the quotas of IVPC4 as if each of them individually were a signatory to the Quotaholders Agreement.

     (b) without limiting the generality of the undertaking under paragraph (a) above, UPC and MECI agree as follows:

          (i) neither UPC nor MECI shall dispose of the whole or any part of their ownership in IVPC4, whether held directly or indirectly, until 1 September 2004 (the period of time from the effective date of this Agreement to 1 September 2004 is hereafter referred to as the "Hold Period");

          (ii) following the Hold Period, each of UPC and MECI grants to the other Party a right of first refusal (to be exercised, to the maximum extent possible, on the same terms as set out in Clause 8(b)(ii) of the Quotaholders Agreement) in respect of any contemplated disposal of all or part of the capital of any Affiliate holding a direct or indirect participation in the Capital of IVPC4. For the avoidance of doubt, both UPC and MECI agree that any of their Affiliates holding at any time a direct or indirect participation in the capital of IVPC4 shall be maintained as a special purpose company which shall hold the quotas of IVPC4 as its sole asset.

     (c) UPC shall not dispose of any ownership interest in the management and service companies until after the Project shall have produced the first 1,500 GWH. After the end of such period, if UPC and FIP together fail to retain at least a 51% ownership interest in each of the management and service companies, then, upon MECI's request, UPC shall use its IVPC4 board votes to terminate the agreements with such companies.

6.7   FCPA Compliance

      Each of UPC and MECI shall cause IEBV4, IEBV5, IVPC4 and each of the other UPC Affiliates involved in the Project to comply with applicable provisions of the Foreign Corrupt Practices Act, 15 U.S.C., Section 78a, 78dd-1, 78dd-2, 78ff (the "FCPA").

6.8   Adjustments of Contingent Payments

6.8.1 If any of the payments and/or allocations provided for under Section 6.4 above is not permitted under Applicable Law, such payments and/or allocations shall not be made and each of MECI and UPC will work together in good faith (and take action to cause IVPC4) to structure payments and distributions from IVPC4 to themselves, and if necessary make payments between themselves regardless of how distributions and/or payments from IVPC4 are made, so that the Parties will accomplish the business purpose of the allocations and/or payments described in this Agreement. Any such payments and/or allocations among IVPC4, UPC and MECI will (a) comply with all Applicable Laws, (b) be structured in a manner which achieves the business purposes described herein in the most mutually tax efficient manner for IVPC4, MECI and UPC, (c) be made on an after-tax basis for the Person making such payment, and (d) not require either MECI or UPC to pay the other party more cash than such Person has remaining after deducting all taxes actually incurred due to the receipt of such funds (directly or indirectly) from IVPC4.

  6.8.2 Any funds received by MECI and/or IEBV5 which represent distributions of the Contingent Payments referenced in Section 6.4 above may be held by MECI and/or IEBV5 until the model re-run subsequent to the Regearing Test, provided that such funds are put into an interest earning account and the interest earned on such funds shall be for the benefit of UPC. If as of the date of such model re-run, any third party has not validly challenged the award of EU Grants to IVPC4, then MECI and/or IEBV5, as the case may be, shall immediately release said funds to UPC (plus any interest earned on such amounts). If prior to the Regearing Test, any third party has validly challenged the award of EU Grants to IVPC4, then MECI shall be entitled to retain, for as long as any such challenge is pending, a portion of the Contingent Payment which is otherwise reasonably necessary to compensate it for the potential shortfall in cash flows (calculated on a net present value basis using a 15.71% discount rate, hereinafter called the "NPV Basis") which it would otherwise be entitled to receive pursuant to the terms of this Agreement had said challenge not been brought. Upon final resolution of said challenge (including final appeal by IVPC4 to the highest authority with jurisdiction over the matter), MECI shall pay to UPC: (i) the Contingent Payment amounts withheld (plus accrued interest) in the event that IVPC4 is successful, or (ii) such lesser amount (plus accrued interest), down to zero, as is required to help restore the cash flows (NPV Basis) which MECI would have otherwise received had such challenge to the award of EU Grants to IVPC4 not been successful.

  6.9     UNDERTAKINGS

  6.9.1 UPC shall cause IVPC4 to comply in all material respects with the provisions of Article 15 of Legislative Decree No. 79 of 16 March 1999. For the avoidance of doubt, MECI shall provide all reasonably practical assistance (excluding the payment of money) to enable UPC to comply with its obligation.

  6.9.2 UPC undertakes, at its cost and expense (including payments from Contingent Payments distributable to it), to cause IVPC4 to comply, as appropriate, with Applicable Law relating to height limits and environmental impact assessments with respect to those Projects for which the application for the building permits has been filed after 14 March 1999. For the avoidance of doubt, MECI shall provide all reasonably practical assistance (excluding the payment of money) to enable UPC to comply with its obligation.

  7.      REPRESENTATIONS AND WARRANTIES

  7.1     UPC

          UPC makes the following representations and warranties as of the date of this Agreement:

          (a) Organization. UPC (i) is duly constituted, validly existing and in good standing under the laws of the Netherlands Antilles, (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and
               (iii) has all requisite corporate power and authority (1) to carry on its business as now being conducted and as proposed to be conducted by it, (2) to own or hold under lease and operate the property it purports to own or hold under lease,
               (3) to execute, deliver and perform each Transaction Document to which it is a party, and (4) to take all action as may be necessary to consummate the transactions contemplated thereunder.

          (b) Authorization; No Conflict. UPC has duly authorized, executed and delivered each Transaction Document to which it is a party, and UPC's execution and delivery thereof, UPC's consummation of the transactions contemplated thereby, and UPC's compliance with the terms thereof do not and will not (i) contravene UPC's charter documents or any Applicable Law binding on UPC or any of UPC's properties, (ii) contravene or result in any breach of or constitute any default under, or result in or require the creation of any lien upon any of UPC's property under any agreement or instrument to which UPC is a party or by which UPC or any of UPC's properties may be bound or affected, and (iii) require the consent or approval of any Person which has not already been obtained.

          (c) Enforceability. This Agreement and each Transaction Document to which UPC is a party is a legal, valid and binding obligation of UPC enforceable against UPC in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights and subject to general equitable principles.

          (d)  With respect to IEBV5:

               (i) Organization. IEBV5 (A) is a corporation duly constituted, validly existing and in good standing under the laws of The Netherlands, (B) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (C) has all requisite corporate power and authority (1) to carry on its business as now being conducted and as proposed to be conducted by it, (2) to own or hold under lease and operate the property it purports to own or hold under lease, (3) to execute, deliver and perform each Transaction Document to which it is or will become a party, and (4) to take all action as may be necessary to consummate the transactions contemplated thereunder.

               (ii) Capitalization. The authorized capital stock of IEBV5 consists of 200 shares of common stock, no par value, of which 46 shares are issued and outstanding. All such issued and outstanding shares are validly issued, fully paid and nonassessable and are legally and beneficially owned by UPC free and clear of any Security Interest. No interest in IEBV5 is subject to any option, warrant, right to call or commitment of any kind or character. No convertible bonds, warrants, options or other rights have been issued or are outstanding, which may give right to any Person to subscribe or purchase any part of the Interest or cause new shares to be issued, nor have any resolutions been taken or contracts been entered into which may result in the creation of any of the above rights.

               (iii) Authorization; No Conflict. IEBV5 has duly authorized, executed and delivered each Transaction Document to which it is a party, and the execution and delivery thereof and the consummation of the transactions contemplated thereby and the compliance with the terms thereof do not and will not (A) contravene its respective charter documents or any Applicable Law binding on it or its respective properties,
                     (B) contravene or result in any breach of or constitute any default under, or result in or require the creation of any lien (other than permitted liens) upon any of its respective properties under any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, and (C) require the consent or approval of any Person which has not already been obtained.

               (iv) Financial Statements. The IEBV5 Financial Statements and all the accounting books and records required by Applicable Law have been prepared in compliance with Applicable Law and Applicable GAAP, are true and complete, and accurately reflect the economic and financial condition of IEBV5 as of the dates they were prepared. There are no liabilities not reflected in the IEBV5 Financial Statements which should have been reflected in accordance with Applicable GAAP. Since 31 December 1999, no events or changes have occurred which have or could materially adversely affect the condition (financial or otherwise) of IEBV5 as reflected in the IEBV5 Financial Statements.

               (v) Employees. IEBV5 has no employees. To the best of UPC's knowledge, there are no persons who can claim to be employed in any form or manner by IEBV5. To the best of UPC's knowledge, there are no past or present consultants of IEBV5 who could claim the existence of an employment relationship with IEBV5.

               (vi) Taxes. IEBV5 has complied with all applicable tax, social security and compulsory insurance laws and regulations in force from time to time including all direct and indirect taxes and VAT, or similar charges in any way arising in connection with tax returns, transactions or acts have been regularly paid or reserved; all tax or similar declarations have been properly and timely filed. To the best of UPC's knowledge, there are no pending or announced proceedings or assessments against IEBV5, nor any other claims by the tax or social security authorities with respect to the activities which IEBV5 conducts nor are there any circumstances which could give rise to such claims. All amounts reserved in the IEBV5 Financial Statements for current and deferred tax and social security liabilities are adequate for the payment of all taxes, duties or similar charges, fines and interest for which IEBV5 may be held liable for any reason whatsoever.

               (vii) Business. As of the date hereof, IEBV5 has no material liabilities except: (i) ownership of the quotas of IVPC4,
                      (ii) the Note (iii) obligations to Executive Management Trust arising under the Management Agreement dated as of 28 July 1998, (iv) those liabilities identified in the IEBV5 Financial Statements, and (v) de-minimus Dutch taxes.

               (viii) Neither UPC nor any of its owners/partners have made or caused to be made, any elections by or for IVPC4 or agreements between the quotaholders of IVPC4, other than the Entity Classification Election - From 8832 (filed for IVPC4 on 16 February 1997), for the allocation of income,
                      (loss), deductions, investment interest, credits, taxes, distributions and debt between the quotaholders of IVPC4 for U.S. Tax purposes.


          (e)  With respect to IVPC4:

               (i) Organization. IVPC4 (A) is a corporation duly constituted, validly existing and in good standing under the laws of Italy, (B) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (C) has all requisite corporate power and authority (1) to carry on its business as now being conducted and as proposed to be conducted by it, (2) to own or hold under lease and operate the property it purports to own or hold under lease, (3) to execute, deliver and perform each Transaction Document to which it is or will become a party, and (4) to take all action as may be necessary to consummate the transactions contemplated thereunder.

               (ii) Capitalization. The authorized capital of IVPC4 consists of 7,520,000 quotas, par value ITL 1,000, of which 7,520,000 quotas are outstanding. All such outstanding quotas are fully paid and nonassessable and are beneficially owned 50% each by IEBV4 and IEBV5 free and clear of any Security Interest. No interest in IVPC4 is subject to any option, warrant, right to call or commitment of any kind or character. No convertible bonds, warrants, options or other rights have been issued or are outstanding, which may give right to any Person to subscribe or purchase any part of the quotas of IVPC4 or cause new quotas to become outstanding, nor have any resolutions been taken or contracts been entered into which may result in the creation of any of the above rights.

               (iii) Financial Statements. The IVPC4 Financial Statements and all the accounting books and records required by Applicable Law have been prepared in compliance with Applicable Law and Applicable GAAP, are true and complete, and accurately reflect the economic and financial condition of IVPC4 as of the dates they were prepared. There are no liabilities not reflected in the IVPC4 Financial Statements which should have been reflected in accordance with Applicable GAAP. Since 31 December 1999, no events or changes have occurred which have or could materially adversely affect the condition (financial or otherwise) of IVPC4 as reflected in the IVPC4 Financial Statements.

               (iv) Employees. The employees of IVPC4 have been duly remunerated for all services performed for IVPC4 in accordance with all Applicable Law and the relevant employee contracts. All payments due in relation to severance pay, holidays, insurance, social security contributions and withholding taxes required by Applicable Law and the relevant employment contracts have been regularly effected by IVPC4, or the relevant amounts have been reserved. The salaries and benefits due to each of IVPC4's employees and their relevant position of employment are those which are reflected in the pay registers of IVPC4. There are no other forms of remuneration, insurance, pension or severance pay indemnities, or any agreed items (including fringe benefits) owed to IVPC4's employees other than those prescribed by Applicable Law or the employment contracts with IVPC4. To the best of UPC's knowledge, there are no persons other than those listed in IVPC4 pay registers who can claim to be employed in any form or manner by IVPC4.

               (v) Taxes. IVPC4 has complied with all Applicable Law regarding tax, social security and compulsory insurance in force from time to time including all direct and indirect taxes and VAT, or similar charges in any way arising in connection with tax returns, transactions or acts have been regularly paid or reserved; all tax or similar declarations have been properly and timely filed. To the best of UPC's knowledge, there are no pending or announced proceedings or assessments against IVPC4, nor any other claims by the tax or social security authorities with respect to the activities which IVPC4 conducts nor are there any circumstances which could give rise to such claims. All amounts reserved in the IVPC4 Financial Statements for current and deferred tax and social security liabilities are adequate for the payment of all taxes, duties or similar charges, fines and interest for which IVPC4 may be held liable for any reason whatsoever.

               (vi) Environmental/Occupational Safety & Health. There is no apparent visual evidence of environmental contamination at or above the surface of the sites on which the Project shall be located. To UPC's knowledge, there is no underground environmental contamination at any of the sites on which the Project shall be located. IVPC4 has duly complied with all Applicable Laws concerning health and safety in the workplace, and, to the best of UPC's knowledge, there are no pending or threatened claims, proceedings or investigations against IVPC4 in relation thereto. IVPC4 has obtained, or is in the process of applying for, all necessary environmental authorizations, environmental concessions, environmental licenses and environmental permits required for the construction of the Project.

               (vii) Business. IVPC4 has not conducted any business other than that related to the development, financing, operation or maintenance of the Project, and IVPC4 does not own any interest in any Person.

          (f)  With respect to certain FCPA related matters:

               (i) None of UPC, IVPC4, IEBV5 or IEBV4 is owned or controlled, in whole or in part, directly or indirectly, by any person with whom a United States Person or a European Community and/or European Union Person is prohibited from conducting business pursuant to applicable United States federal or state laws and regulations or applicable European Community or European Union laws or regulations as they exist on the date of this Agreement.

               (ii) UPC, in the performance of its obligations with respect to the Project, confirms that none of UPC or any of UPC's Affiliates, directors, officers, employees, or their respective agents, have violated any laws of Italy, The Netherlands, the United States or any other country which prohibit any Person from making any payment of money or providing anything of value, directly or indirectly to any government official, political party or candidate for political office.

               (iii) Neither UPC, IVPC4, IEBV4, IEBV5 nor any of its directors, officers or senior managers have ever been convicted of a serious criminal offence in Italy, the United States of America or in any other country. Neither UPC, IVPC4, IEBV4, IEBV5 nor any of its directors, officers or senior managers have entered into any agreement relating to the cessation of illegal activities with any governmental entity or political subdivision of the United States government, the Italian government, the Dutch government, the Netherlands Antilles government or the government of any other country.

               (iv) UPC is 75% Controlled, indirectly, by Mr. James Houston and 25% beneficially owned and Controlled, indirectly, by Mr. and Mrs. Brian Caffyn. All of the shares of UPC controlled by Mr. James Houston are held free and clear of any Security Interest. All of the shares of UPC beneficially owned and Controlled by Mr. and Mrs. Brian Caffyn are held free and clear of any Security Interest that would affect their voting rights in such shares.

          (g) Litigation. There are no pending or, to the best of UPC's knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any of UPC or IEBV5 or IVPC4 is a party or is subject, or by which any of the properties of any of them are bound that, if adversely determined to or against UPC or IEBV5 or IVPC4 would have a material adverse effect, nor, to the best of UPC's knowledge, is there any basis for any such action or proceeding.

          (h) Exactness of the information supplied. To the best of UPC's knowledge, all data and information supplied by UPC or its Affiliates or its consultants to MECI or to its employees, representatives or consultants during the due diligence and the negotiations preceding the execution of this agreement were materially complete, correct and accurate (and no material information was left undisclosed) as of the date the data and/or information was tendered to MECI and there are no material events or information which have occurred or become available between such date and the date of this Agreement which have not been brought in writing to the attention of MECI.

     7.2  MECI

          MECI makes the following representations and warranties as of the date of this Agreement:

          (a) Organization. MECI (i) is a corporation duly constituted, validly existing and in good standing under the laws of The Netherlands,
               (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (iii) has all requisite corporate power and authority (1) to carry on its business as now being conducted and as proposed to be conducted by it, (2) to own or hold under lease and operate the property it purports to own or hold under lease, (3) to execute, deliver and perform each Transaction Document to which it is a party, (4) to take all action as may be necessary to consummate the transactions contemplated thereby.

          (b) Authorization; No Conflict. MECI has duly authorized, executed and delivered each Transaction Document to which it is a party, and neither MECI's execution and delivery thereof nor MECI's consummation of the transactions contemplated thereby nor MECI's compliance with the terms thereof does or will contravene MECI's articles or by-laws, or any Applicable Law binding on MECI, or any of MECI's properties.

          (c) Enforceability. Each Transaction Document to which MECI is a party is a legal, valid and binding obligation of MECI enforceable against MECI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights and subject to general equitable principles.

          (d) Litigation. There are no pending or, to the best of MECI's knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which MECI is a party or is subject, or by which MECI or any of MECI's properties are bound that, if adversely determined to or against MECI, would have a material adverse effect, nor, to the best of MECI's knowledge, is there any basis for any such action or proceeding.

     7.3  Indemnity.

     (a) Without prejudice to all other rights and remedies, if any, available to MECI under Applicable Law and pursuant to this Agreement, UPC hereby agrees to indemnify and hold harmless MECI in respect of any loss or damage suffered by MECI (whether directly or through IVPC4 or IEBV5) to the extent such loss or damage arises out of the breach of the representations and warranties contained in Sections 7.1 (d)(iv),
          (vi) and (vii), 7.1.(e)(iii) and (v), and 7.1 (f). For the avoidance of doubt, MECI shall not be entitled to double payment of damages in respect of the same event, pursuant to different remedies available under Applicable Law or this Agreement.

     (b) Every time a fact or event occurs from which a right to compensation pursuant to paragraph (a) may arise, MECI shall give written notice thereof to UPC within ninety days of the day on which it became aware of such fact or event. The notice shall contain the relevant information and the indication of the amount claimed and shall be issued no later than:

          (i) one hundred and twenty days after the expiration, for statutory limitation, of the claims which may be raised by third Parties, in case of breach to the representations and warranties under Sections 7.1 (d) (vi), 7.1 (e) (v) and 7.1 (f);

          (ii) 30 June 2003, in respect to claims for which an indemnification may be sought by MECI pursuant to Sections 7.1 (d) (iv) and 7.1
                (e) (iii).

          (iii) 1 March 2001, in respect to claims for which an indemnification may be sought by MECI pursuant to Sections 7.1(d)(vii).

     (c) Upon receipt of the notice under paragraph (b), MECI and UPC will meet promptly to resolve amicably any dispute relating to the request from MECI for an indemnity pursuant to paragraph (a). If the Parties do not reach an agreement within thirty days of the request of MECI (or within a further period of thirty days in case of mutually agreed extension of the above term) the claim of MECI may be submitted to arbitration pursuant to paragraph 9.10.

     8.   CONFIDENTIALITY AND PUBLICITY

          MECI shall keep and ensure that each of its officers, directors, agents, employees and advisers shall keep the UPC Information (as defined below) in strictest confidence, and UPC shall keep and ensure that each of its officers, directors, agents, employees and advisers shall keep the MECI Information (as defined below) in strictest confidence, in each case for use only in connection with the Project. For this purpose, (i) "UPC Information" means the wind data (including the Hassan Report), financial information concerning UPC and its Affiliates, and any other documents or information delivered to MECI in connection with MECI's due diligence and continuing ownership of IVPC4, and "MECI Information" means financial information concerning MECI and its Affiliates (including IEBV5), (ii) the Transaction Documents are both UPC Information and MECI Information, and (iii) any other information disclosed by one party (or their Affiliates) to the other in writing and marked as 'Confidential', or disclosed orally but promptly identified in writing as 'Confidential' shall be confidential information of the disclosing party following receipt of such written identification. Except as required by law, neither party shall issue any statement or communication to the public regarding the transactions contemplated hereunder without the prior written consent of the other party.

          The confidentiality obligations under Section 8 shall not apply to the following information: (i) information which is or becomes part of the public domain other than as a result of a breach of this Agreement;
          (ii) information which was known to the receiving party (other than through a breach of this Agreement) before being disclosed to the receiving party by the disclosing party; and (iii) information which is required to be disclosed pursuant to Applicable Law (provided that the disclosing party shall seek to minimise such disclosure). Notwithstanding the above, disclosure of relevant confidential information may be made to any Person (including the Parties): (i) proposing to purchase an interest in the Project, or (ii) who is a potential financing source for the Project or (iii) who is an advisor, Affiliate or employee of any of the above Persons, provided in each case that the party wishing to disclose such confidential information receives the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld or delayed) and the Person enters into a confidentiality agreement with terms comparable to those specified herein.

     9.   MISCELLANEOUS

     9.1  Notices and Payments.

          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing, shall be addressed as provided below and shall be considered as properly given (i) if delivered in person, (ii) if sent by overnight delivery service (including Federal Express, ETA, Emery, Purolator, DHL, Air Borne and other similar overnight delivery services), (iii) if overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (iv) if sent by telecopy with a confirming copy sent by courier or first class mail as provided in clauses (ii) and (iii). Notice so given shall be effective upon initial receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the Parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days' prior written notice to the other party in the manner set forth above. The initial addresses of the Parties hereto are as follows:

          (1)  MECI:          Landsdown House
                              Berkeley Square
                              London W1X 5DH
                              Attention: General Counsel
                              Fax: +44 171 312 4041

          (2)  UPC:           UPC International Partnership CV II
                              c/o Rennie and Company
                              1750-1500 West Georgia Street
                              Vancouver, B.C.
                              Canada V6G 2Z6
                              Attention: David Rennie
                              Peter A. Gish, Esq.
                              Fax: + 1 (604) 681-5803

          Payments. All payments required or permitted hereunder shall be made in lawful currency of the Italian Republic to one or more accounts designated by the receiving party pursuant to a notice delivered to the other party in the manner set forth above.

     9.2  Waivers.

          Any Party's failure at any time to require strict performance by the other Party of any of the provisions hereof shall not waive or diminish the first Party's right thereafter to demand strict compliance therewith or with any other provision. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge of a Party, its agents or employees, but only by an instrument in writing signed by an officer of such Party and delivered to the other Party.

     9.3  Survival and Termination of Agreement.

          All covenants, agreements, representations and warranties made herein and in the certificates and other documents delivered pursuant hereto shall continue in full force and effect so long as any of the rights or obligations remain unsatisfied, whereupon this Agreement shall terminate.

     9.4  Successors and Assigns.

          No assignment or transfer (by operation of law or otherwise) of this Agreement by either Party hereto of any of its rights or duties hereunder may be made without the prior written consent of the other Party hereto, provided that either Party shall have the right to assign its rights and obligations hereunder to an Affiliate. All covenants, promises and agreements by or on behalf of any Party which are contained in this Agreement shall inure to the benefit of the successors and assigns of the other Party.

     9.5  Severability.

          In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     9.6  Accounting Terms.

          All accounting terms not specifically defined herein shall be construed and computed in accordance with Applicable GAAP.

     9.7  Headings.

          Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

     9.8  Counterparts.

          This Agreement may be executed in any number of identical counterparts, any set of which signed by all the Parties hereto shall be deemed to constitute a complete, executed original for all purposes.

     9.9  Good Faith.

          The Parties hereto shall act in good faith and fair dealing with respect to the transactions contemplated under this Agreement.

     9.10 Arbitration.

          (i) Any controversy, claim or dispute between the Parties arising out of or related to this Agreement or the breach, termination or invalidity hereof, which cannot be settled amicably by the Parties, shall be submitted for arbitration in accordance with the provisions contained herein and in accordance with the International Chamber of Commerce Arbitration Rules of the International Chamber of Commerce of Paris as at present in force ("Rules"). Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The decision of the arbitrators shall be final, and each of the Parties waives any right to appeal any decision reached by the arbitrators. The arbitrators shall determine all questions of fact and law relating to any controversy, claim or dispute hereunder, including but not limited to whether or not any such controversy, claim or dispute is subject to the arbitration provisions contained herein;

               (ii) any Party desiring arbitration shall serve on the other Party and any other applicable Person, in accordance with the aforesaid Rules, its notice of arbitration ("Arbitration Notice"), accompanied by the name of the arbitrator selected by the Party serving the Arbitration Notice. Failing the other Party's acceptance of the selected arbitrator or the Parties' agreement on a single mutually acceptable arbitrator, a second arbitrator shall be chosen by the other Party, and a third arbitrator shall be chosen by the two arbitrators so selected and act as presiding arbitrator of the tribunal. If the Party upon whom the Arbitration Notice is served fails to accept the first Party's arbitrator, agree with the first Party upon a single mutually acceptable arbitrator or advise the other Party of its selection within thirty (30) days after the receipt of the Arbitration Notice, the second arbitrator shall be selected by the appointing authority. If the two arbitrators so chosen cannot agree upon a third arbitrator within ten (10) days after the appointment of a second arbitrator, the third arbitrator shall be selected by the International Chamber of Commerce of Paris (the "ICC"), which shall be the appointing authority and administering authority in accordance with the Rules; provided that, the
                                                             -------- ----
                     Parties may strike the names of arbitrators proposed by the ICC from a first and a second list to select the third arbitrator, and the ICC shall only select such arbitrator in its discretion if all those proposed by the ICC on the two lists are rejected by the Parties. The arbitration proceedings provided hereunder are hereby declared to be self-executing, and it shall not be necessary to petition a court to compel arbitration ;

               (iii) all arbitration proceedings shall be held in London,
                     England. The language to be used in the arbitration proceedings shall be English;

               (iv) a demand for arbitration shall be made within reasonable time after the claim, dispute or other matter in question has arisen and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations; and

               (v) if either Party to this Agreement is adjudged to have violated the obligation of acting in good faith imposed by
                     Section 9.9 hereof, the arbitrators shall consider an award of consequential and other appropriate damages against the Party so violating the obligation of acting in good faith.

          9.11 Waiver of Jury Trial

                Each Party hereby knowingly, voluntarily, and intentionally waives any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course or conduct, course of dealing, statements (whether verbal or written), or actions of either Party. This provision is a material inducement for each Party to enter into this Agreement.

          9.12  Attorneys' Fees.

                In a suit or proceeding brought or instituted by any Party to this Agreement to enforce or interpret any of the provisions of this Agreement or on account of any damages sustained by any Party by reason of the violation of another Party of any of the terms or provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and expenses in such amount as shall be fixed by the arbitrators.

          9.13  Governing Law.

                This Agreement shall be governed by and construed in accordance with the laws of England, with the exception of the transfer of the Interest, which will be governed by Dutch law.


          9.14  Transaction Costs.

                Each Party shall be responsible for its own costs and expenses (including advisors and counsel) resulting from the evaluation, due diligence and negotiation related to the transaction(s) contemplated by this Agreement.

          9.15. Civil Law Notary Nauta Dutilh

                MECI is aware of the fact that Maitre H.P.Ch. van Dijk or any other civil law notary of Nauta Dutilh, advocates, civil law notaries and tax advisors or any of their deputies (the "Civil Law Notary") is working at Nauta Dutilh, being the offices of the external legal counsel of UPC, IEBV5 (prior to transfer of the shares), and IEBV4 with respect to the share transfer contemplated by this Agreement. With reference to Articles 9 and 10 of the Directives with respect to the co-operation between Civil Law Notaries and Lawyers ("Richtlinnen met betrekking tot vormen van samenwerking van notarissen onderling met advocaten"), as concluded on 1 April 1997 by the board of the Royal Notarial Professional Organization ("Koninklijke Notariele Beroepsorganisatie"), MECI hereby explicitly agrees to the fact that UPC, IEBV5 (prior to transfer of the shares), and IEBV4 will be represented by Nauta Dutilh on account of the share transfers contemplated by the Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Agreement in Switzerland as of the date and year first written above.


          MEC INTERNATIONAL  B.V.       UPC INTERNATIONAL PARTNERSHIP CV II


          By:  _____________________  By:____________________________
                                         James R. Houston
                                         Managing Director

                                  SCHEDULE I

              SCHEDULE OF DEFINITIONS AND RULES OF INTERPRETATION

Definitions
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"Affiliate" of a Person (the "First Person") means a Person which directly or indirectly Controls, or is Controlled by, or is under common Control with, the First Person, and shall also include any limited partnership of which the First Person or Affiliate thereof is the general partner of the First Person.

"AIP Agreement" has the meaning set forth in Section 6.2.

"AIP Termination Agreement" has the meaning set forth in Section 6.2.

"Applicable GAAP" means generally accepted accounting principles and practices as in effect in the applicable jurisdiction from time to time, consistently applied.

"Applicable Law" means all laws, rules, regulations, ordinances, orders, codes, judgements, decrees, injunctions, permits and similar forms of decision of any Governmental Authority having jurisdiction over the matter in question, whether existing as of the date hereof or hereinafter enacted, including relevant European Union laws and regulations, which are applicable to the Person in question.

"Banking Base Case" has the meaning provided in Section 3.1.

"Borrower's Drawdown Certificate" shall have the meaning provided in the Credit Agreement.

"Business Day" means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in Rome, Milan, New York, London and Amsterdam.

"Closing Date" means, for any of the Senior Loan or a Subordinated Loan, the date on which the agreement pertaining to such loan is executed.

"Construction Loan" means a construction loan under the Senior Loan.

"Contingent Payments" has the meaning provided in the Credit Agreement.

"Consulting Services Agreement" means the consulting services agreement in the form attached hereto as Schedule IV to be entered into between IVPC Gestione S.r.l. and Edison Mission Italia S.r.l.

"Contractor" means IWT-Italian Wind Technology S.r.l.

"Control" of a Person means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights for management decision-making purposes of that Person.

"Conversion Date" means any date on which a portion of any Construction Loan converts to the relevant Term Loan pursuant to the terms of the Senior Loan, or if such conversion does not occur, then the date when the affected portion of the Project is refinanced, sold or otherwise disposed of.

"Costs Side Letter" means the side letter dated 3 March 2000 between the Parties in respect of granted cost limits.

"Credit Agreement" means the agreement evidencing the Senior Loan, and any replacement thereto.

"Deeds of Pledge" means the deeds of pledge (scrittura per la costituzione di pegno) to be executed by IEBV5 and IEBV4, with respect to their quota interests in IVPC4, in favor of Senior Lender.

"Disbursement Account" means the bank account with National Westminster Bank plc, Milan Branch, Via Turati 18, 20121 Milan - IVPC4 Disbursement Account No. 20-50247.

"Equity" has the meaning provided in the Credit Agreement.

"Equity Portion" has the meaning set forth in Section 2.3.

"EU Funds" means amounts awarded and actually delivered to IVPC4 by any Regione or Regioni of the Italian Republic out of funds provided to such Regione or Regioni by the European Union.

"Final Payment" has the meaning set forth in Section 2.3.

"Finance Document" has the meaning provided in the Credit Agreement.

"Financial Close" means the Closing Date for the Credit Agreement.

"FIP" means Finance Investment Projects S.r.l.

"Franchigia" means the maximum period with no penalties for which the power purchaser under the power purchase agreements is allowed to suspend the power offtake, due to operational and maintenance requirements.

"Governmental Authority" means any federal, national, regional, provincial, state or local government authority, agency, court or other body, officer or public entity, including any zoning authority, building inspector, or health or safety inspector.

"GWH" means gigawatt hour.

"Hassan" means Garrad Hassan and Partners Limited.

"Hassan Report" means the wind data report prepared by Hassan in relation to the Project attached hereto as Schedule VII.

"Hold Period" has the meaning provided in Section 6.6.

"IEBV4" means IVPC Energy 4 B.V., a company organized under the laws of The Netherlands.

"IEBV4 Subordinated Loan Agreement" means the loan agreement, attached hereto as
Schedule VIII, substantially identical to the IEBV5 Subordinated Loan Agreement to be entered into by IEBV4 and IVPC4.

"IEBV5" means IVPC Energy 5 B.V., a company organized under the laws of The Netherlands.

"IEBV5 Financial Statements" means the unaudited financial statements of IEBV5 as at 31 December 1999, attached hereto as Schedule VI.

"IEBV5 Subordinated Loan Agreement" has the meaning set forth in Section 4.0.

"Initial Payment" has the meaning set forth in Section 2.3.

"Interest" has the meaning provided in Section 2.1.

"IRR" means the internal rate of return on capital for MECI, being the number in the cell adjacent to the cell marked "IRR" in the Equity Base Case.

"IVPC4 Financial Statements" means the audited financial statements of IVPC4 as at 31 December 1999, attached hereto as Schedule VI.

"IVPC4 Quotaholders Agreement" means the Agreement to be entered into between IEBV4 and IEBV5, attached hereto as Schedule III.

"EURIBOR" has the meaning set forth in the Credit Agreement.

"Mediocredito" means Mediocredito Centrale S.p.A. a bank organized under the laws of the Italian Republic.

"MW" means megawatt.

"Net Cash Flow" means Operating Cash Flow less senior debt service.

"Note" has the meaning set forth in Section 5.0.

"Opened Stage" has the meaning set forth in Section 2.3.

"Permit Side Letter" means the side letter dated 3 March 2000 between the Parties in respect of permits.

"Person" means any individual, partnership, joint stock company, corporation, trust, unincorporated association or joint venture, a government or any department or agency thereof, or any other entity.

"Project" means all of the Stages, collectively, and includes the Rocca San Felice Project.

"Purchase Payment" means the amounts referred to in Section 2.3.

"Reduction" has the meaning set forth in Section 2.3.

"Regearing Test" has the meaning ascribed to it in the Credit Agreement.

"Remaining Portion" has the meaning set forth in Section 2.3.

"Retained Contingency Amount" set forth in Section 6.4.

"Revised Equity Base Case" has the meaning provided in Section 2.3.

"Rocca San Felice Project" means the 2.4 MW wind energy project located in the commune of Rocca San Felice.

"Rules" has the meaning set forth in Section 9.10.

"Senior Lender" means Mediocredito, and includes any successor thereto.

"Senior Loan" means any senior secured non-recourse loan.

"Stage" or "Stages" has the meaning provided in Recital C.

"Subordinated Loans" means the subordinated loans to be extended by IEBV5 and IEBV4 pursuant to the IEBV4 Subordinated Loan Agreement and the IEBV5 Subordinated Loan Agreement.

"Term Loan" means a term loan under the Senior Loan for any of Stage A, Stage B, Stage C, and Stage D.

"Transaction Documents" means the Shareholder Interest Purchase Agreement, the Subordinated Loan Agreements, and the Deeds of Pledge.

"UPC Account" means the bank account with Bank J. Vontobel & Co. Ltd. in the name of UPC International N.V., with the following wire instructions: Chase Manhattan Bank, New York, NY, Swift Code CHASUS33, ABA # 021 0000 21, Bank J. Vontobel & Co. Ltd., Swift Code VONTCHZZ, Account No. 001-1-004298, UPC CV (Attn: Ms. Martina Wurgler).

"UPC Financial Statements" means the unaudited financial statements of UPC attached hereto as Schedule VI.

Interpretation

All capitalised terms not expressly defined in this Agreement shall have the same meaning as in the Credit Agreement.

All terms defined in this agreement in the singular form shall have comparable meanings in the plural form and vice versa.

All references to "Lira" or "ITL" shall refer to Italian Lira, or equivalent amount in one or more foreign currencies.

A reference to an Applicable Law includes any amendment or modification to such Applicable Law.

A reference to a Person includes such Person's permitted successors and permitted assigns.

The words "include", "includes" and "including" and words of similar import are not limiting or exclusive.

A reference in a document to an Article, Section, Exhibit, Schedule, Annex, Attachment or Appendix is to the Article, Section, Exhibit, Schedule, Annex, Attachment or Appendix of such document unless otherwise indicated.

In this Agreement, references to Schedules, the Permit Side Letter and the Costs Side Letter shall be deemed incorporated into this Agreement by reference and shall be part hereof.

References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

The words "hereof," herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

References to "days" means calendar days, unless the term "Business Days" is used. References to a time of day means such time in Milan, Italy unless otherwise specified.

This document is the result of negotiations between, and has been reviewed by the Parties hereto and their respective counsel. Accordingly, it shall be deemed to be the product of all Parties thereto, and no ambiguity shall be construed in favor of or against any party.

A reference in any representation to "the best of UPC's knowledge" shall mean to the best of UPC's knowledge following appropriate inquiry into the matter in question.

                                  SCHEDULE II
                               EQUITY BASE CASE

                                 SCHEDULE III
                            QUOTAHOLDERS AGREEMENT

                                  SCHEDULE IV
                         CONSULTING SERVICES AGREEMENT

                                  SCHEDULE V
                             FORM OF NOTARIAL DEED

                                  SCHEDULE VI
                           UPC FINANCIAL STATEMENTS
                          IEBV5 FINANCIAL STATEMENTS
                          IVPC4 FINANCIAL STATEMENTS

                                 SCHEDULE VII
                           GARRAD HASSAN WIND REPORT

                               (to be attached)

                                 SCHEDULE VIII
                         SUBORDINATED LOAN AGREEMENTS
                               (IEBV4 AND IEBV5)

                                  SCHEDULE IX
                  AGREED FORM OF NOTE AND ASSIGNMENT THEREOF